INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the "Agreement") is made .and entered on July 24, 2010 by and between Xzeres Wind Corp. ("Xzeres") and Sabrina Luevano (“Contractor”) (Xzeres and Contractor are collectively referred to as the "Parties").

Recitals

A. Xzeres is a leader in the wind energy development industry and designs, engineers, manufactures, distributes and sells wind turbines and towers.

B. Sabrina Luevano is an independent contractor who has been or will providing consulting or development services to Xzeres.

C. Xzeres and Contractor desire to document their independent contractor relationship as set forth below.

Agreement

In consideration of the foregoing recitals, and for other consideration, the receipt and sufficiency of which each hereby acknowledges, the Parties agree as follows:

1. Engagement of Contractor. Xzeres shall engage Contractor to provide consulting and development services for the benefit of Xzeres more specifically described in Appendix A to the Agreement (the "Services").

2. Term of Agreement. The term of this Agreement shall commence upon the date written above and shall continue until terminated as provided in Section 9.

3. Contractor's Duties.

a) Best Efforts. Contractor shall, in performing the Services, use Contractor's best efforts, and devote such time, human resources, and tools or equipment as are necessary to properly perform and complete the Services.

b) Compliance with Laws and Regulations. Contractor shall take such actions as may be necessary to comply with any and all orders, laws, regulations, and requirements by any country, state, county or municipal authority having jurisdiction. [For sales agreements: Without limiting the foregoing, Contractor specifically agrees not to sell Xzeres' products or services in countries or locations on the United States Trade Embargo List, currently including: Balkans, Belarus, Burma, Ivory Coast, Cuba, Democratic Republic of Congo, Iran, Iraq, Former Liberian regime of Charles Taylor, Lebanon, North Korea, Sudan, Syria, and Zimbabwe.]

c) During the performance of the Services, Contractor shall not by word or act make any representation inconsistent with his status as a Contractor of Xzeres or constituting, creating, or giving rise to any employment or agency relationship with Xzeres.

4. Contractor Compensation

4.1. As compensation for the performance of the Services, Xzeres shall pay Contractor Sabrina Dollars ($15) pre hr for Services performed. Contractor shall be paid semi-monthly for the Services.

4.2. Contractor shall be reimbursed at cost for all reasonable travel expenses (including airfare, rental cars, taxis, shuttles, mileage, hotel rooms, meals, etc.), as well as other reasonable expenses necessary to perform the Services (e.g., copy services, FedEx, etc.). Xzeres' obligation to reimburse Contractor for expenses will be subject to Xzeres' standard expense approval policies and/or processes. Any expenses exceeding $500 must be pre-approved by Xzeres.

4.3. The compensation set forth in Section 4.1 and 4.2 above constitutes the sole consideration to be provided to Contractor, and no deductions for any purposes, including state or federal taxes, shall be made from such payments. It is further understood that this Agreement does not entitle contractor to coverage under any Xzeres welfare, pension, insurance, vacation, disability benefit, or incentive bonus plan of any kind.

5. ConfidentiaIity/Writings/Ownership.

5.1. Confidentiality. Contractor acknowledges that he will have access to Xzeres' confidential and proprietary information and trade secrets, some of which is protected by copyrights and patents, but all of which is valuable and confidential (collectively, the "Confidential Information"). Contractor shall not disclose any Confidential Information regarding Xzeres, its operations or personnel, to third parties, whether or not such information was provided to Contractor by Xzeres prior to or during the term of this Agreement. Confidential Information shall include, but not be limited to: (a) customer or trade lists; (b) Confidential Information; ( c) proprietary information; (d) trade secrets; ( e) procedures, systems, research, reports, methods or techniques that a person might reasonably expect to be disadvantageous to Xzeres if used by or disclosed to any person, firm, or entity; (f) proposals; (g) inventions; (h) plans, details and specifications; (i) operations manuals and materials; (j) management information systems; (k) products, services, or products or services under development; (1) formulas and engineering; (m) budgets; (n) financial information; in all cases regarding Xzeres and its affiliates and their business, properties, or affairs; and (0) any third party proprietary information, which shall include all trade secrets, technical information, proprietary business or financial information, and other data received in confidence by Xzeres or its affiliates from third parties, including customers, employees of customers, and others with whom Xzeres or its affiliates interact, or have interacted, in the course of their respective businesses. The obligations of this Section 5.1 shall survive the termination or expiration of this Agreement. Contractor agrees to not disclose to any other person (unless required by law) or use for personal gain any Confidential Information at any time during or after the Agreement Term, unless Xzeres grants express, written consent to such a disclosure. In addition, Contractor will use his best efforts to prevent any such disclosure.

5.2. Writings. Xzeres shall own all right, title and interest in any writings or other materials written (including but not limited to electronic data and writings, engineering calculations, plans, details or product specifications), produced, or created by Contractor or under Contractor's supervision (whether alone or with others and whether or not during regular work hours or on Xzeres' premises) which relate in any manner to, or which are capable of being used in, Xzeres' existing or contemplated business (the ''Writings''), and all copyrights, common law and statutory in the United States and foreign countries, pertaining to such Writings.

5.3. Assignment of Patents, Improvements and Discoveries. Contractor hereby assigns to Xzeres all of Contractor's right, title and interest in any improvement, invention and discovery, whether patentable or not, conceived or reduced to practice by Contractor while performing Services for Xzeres (whether or not past, present, or future, and whether or not conceived or reduced to practice during work hours or on Xzeres' premises) which relate in any manner to, or which are capable of being used in, the business of Xzeres.

5.4. Return of Information. All information and documentation supplied to Contractor pursuant to this Agreement or otherwise shall be and at all times remain the property ofXzeres. Contractor acknowledges and agrees that all originals and copies of records, reports, documents, lists, memoranda, notes and other documentation (whether in written form, on disk or in any other media), whether prepared by or on behalf of Xzeres or by Contractor, which relate to Xzeres' business, contain any Confidential Information, constitute or relate to any Writings, patents, improvements or discoveries, shall be the sole and exclusive property of Xzeres and shall be returned to Xzeres by Contractor upon the termination of Contractor's Services for any reason whatsoever, or upon the request ofXzeres at any time.

6. Non-Solicitation.

6.1. Non-Solicitation of Clients. Contractor acknowledges and agrees that solely by reason of his relationship with Xzeres, Contractor will come into contact with a significant number of Xzeres' customers and prospective customers, and will have access to Confidential Information, including information regarding Xzeres' customers, prospective customers and related information. Contractor covenants and agrees during the term of this Agreement and for one year following termination of this Agreement, Contractor and any person or entity controlled by Contractor will not directly or indirectly: (i) solicit or aid in the solicitation of customers of Xzeres for the purpose of selling or marketing wind turbine and tower products or services; or (ii) induce customers or prospective customers ofXzeres to terminate or cancel any business relationship with Xzeres, or not buy products or services from Xzeres.

6.2. Non-Solicitation of Employees. Contractor acknowledges and agrees that solely by reason of his relationship with Xzeres, Contractor has and will come into contact with and acquire information regarding Xzeres' employees. Accordingly, during the term of this Agreement and for a period of ninety (90) days following termination of this Agreement, Contractor shall not, either on Contractor's own account or on behalf of any person, company, corporation, or other entity, directly or indirectly, solicit or endeavor to cause any employee of Xzeres to leave employment with Xzeres.

7. Contractor's Acknowledgment. Contractor hereby expressly acknowledges and agrees that: (a) the restrictions and obligations set forth and imposed by Sections 5 and 6 will not prevent Contractor from obtaining gainful employment in Contractor's field of expertise or cause Contractor undue hardship; and (b) in view and in consideration of the benefits Contractor will receive from Xzeres pursuant to this Agreement, the restrictions and obligations imposed on Contractor under Sections 5 and 6 are reasonable and necessary to protect the legitimate business interests of Xzeres. If any provision or subdivision of this Agreement, including, but not limited to, Sections 5 and 6, is found by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, any such portion shall nevertheless be enforced to the greatest extent such court shall deem reasonable, and, in such event, it is the parties' intention, desire and request that the court reform such portion in order to make it enforceable. In the event of such judicial reformation, the parties agree to be bound by this Agreement as reformed in the same manner and to the same extent as if they had agreed to such reformed agreement in the first instance.

8. Independent Contractor Status/Contractor Not Employee of Xzeres.

a) Contractor shall be an independent contractor for all purposes and shall be entitled only to the compensation provided for in this Agreement. All Services provided in accordance with the terms of this Agreement shall be furnished as an independent contractor and not as an employee of Xzeres, and nothing set forth herein shall be constructed as inconsistent with Contractor's independent contractor relationship or status. Although Xzeres may specify the objectives or results it desires Contractor's services to achieve, the means and methods utilized by Contractor to obtain such objectives or results shall be under Contractor's exclusive control and shall be in accordance with accepted standards of professional practices. Contractor is solely responsible for his performance under this Agreement and the quality of the Services; for obtaining and maintaining all licenses and certifications necessary to carry out this Agreement; for payment of any fees, taxes, royalties, or other expenses necessary to perform the Services except as otherwise specified in the Agreement; and for meeting all other requirements of law in carrying out this Agreement. Nothing in this Agreement shall be construed as creating a partnership, employment relationship, or joint venture between Xzeres on the one hand, and Contractor.

b) Neither Contractor nor any of his employees, contractors, or agents are employees or agents of Xzeres. Contractor shall ensure that none of his employees, contractors, or agents hold themselves out as or claim to be officers, employees, or agents of Xzeres. Contractor's employees, contractors, and agents are not entitled to any privilege or benefit that would accrue to an employee of Xzeres.

c) Contractor shall comply with all payroll withholding laws and shall timely pay all withholding, social security and unemployment obligations. Contractor shall also comply with all laws applicable to employment including, but not limited to, laws, if any, regarding workers' compensation, fair labor standards, occupational safety and health, equal employment opportunity and immigration.

9. Termination. The independent contractor relationship may be terminated for the following reasons:

a) Termination by Either Party Without Cause. Either party may terminate the independent contractor relationship at any time without cause upon providing thirty (30) days' prior written notice to the other party. In the event of termination under this provision, Contractor will continue to complete existing projects in order for the projects to be returned to Xzeres in an orderly fashion.

b) Termination by Xzeres. Xzeres may terminate the independent contractor relationship immediately without notice at any time in the event of the occurrence of any of the following:

i. Breach of any covenant, term or condition of this Agreement by Contractor which breach continues unremedied for a period of ten (10) days after notice to Contractor of such breach; or

ii. Fraud or dishonesty by Contractor; or

iii. Any act by Contractor that. could cause embarrassment to Xzeres or could adversely affect Xzeres' reputation.

c) Completion of Services. Upon the completion of the Services by Contractor, to the satisfaction of Xzeres, and final payment of the Contractor's compensation due under Paragraph 4 above.

d) Payment on Termination. Contractor is never entitled to any form of compensation for services performed following termination of the independent contractor relationship for any reason. In no event will Xzeres ever be obligated to pay Contractor compensation after Contractor is no longer acting as an independent contractor of Xzeres. Compensation cannot be earned and is never payable after Contractor's independent contractor relationship with Xzeres is terminated.

10. Return of Property. Upon termination of Services, Contractor will promptly return to Xzeres all property, including, but not limited to, electronic data and documents, Writings, and other materials belonging to Xzeres or developed on Xzeres' behalf, without limitation.

11. Continuing Obligations. Notwithstanding the termination of the independent contractor relationship for any reason, the provisions of Sections 5, 6 and 8 of this Agreement will continue in full force and effect following such termination.

12. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective heirs, personal representatives, successors and assigns. However, this Agreement is personal to Contractor and Contractor shall not assign this Agreement.

13. Merger. This Agreement embodies the entire agreement between Xzeres and Contractor. There are no promises, terms, conditions or obligations other than those contained in this Agreement. This Agreement supersedes all prior communications, representations, and agreements, verbal or written, between Xzeres and Contractor. Contractor acknowledges that he has been fully paid by Xzeres for any services supplied prior to the date of execution of this Agreement.

14. Indemnification. Contractor shall indemnify and hold Xzeres harmless from and against any and all claims, demands, actions, liabilities, damages or expenses (collectively "Claims") arising out of, or in any way relating to, the Services or Contractor's performance of this Agreement, including, but not limited to, claims for injuries to persons, or damages to property of any person or firm. Contractor's obligations under this Section shall survive the termination of this Agreement for any reason. Xzeres agrees to give Contractor prompt notice of any such claim, demand or action and to the extent that Xzeres is not adversely affected, cooperate fully with Contractor in defense or settlement thereof. Xzeres shall have the right to select defense counsel in connection with any Claims.

15. Amendment. This Agreement shall not be amended except in writing subscribed to and signed by Xzeres and Contractor.

16. Waiver. The failure of either party to enforce any provisions of this Agreement shall not be deemed a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17. Severability. If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

18. Governing Law. This Agreement shall be governed and construed according to the laws of the State of OR

19. Notice. Any notice required or otherwise given pursuant to this Agreement shall be in writing and mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service or hand delivery, addressed as follows:

Xzeres:

Contractor:	26170 Sw Canyon Creek Apt 204
Wilsonville, OR 97070

Either party may change such addresses from time to time by providing notice as set forth above.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

XZERES WIND CORP	/s/Clayton Wood
By: Clifton Wood
Its: Ceo/President
Dated: 7-25-10

CONTRACTOR:	Sabrina J. Luevano
[Print Name]
Dated: July, 29, 2010